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                                                                    EXHIBIT 10.4


                                 MANAGEMENT AGREEMENT


     This Management Agreement ("Agreement") is entered into as of October 16, 1998, by and among VIDEO CITY, INC., a Delaware corporation ("VCI"), and CIANCI'S VIDEOLAND, INC., an Oregon corporation ("Videoland"), with reference to the following facts:

     A. VCI, Videoland, Victor J. Cianci and Evvy Cianci have entered into that certain Agreement of Merger and Plan of Reorganization, dated as of October 9, 1998 (the "Merger Agreement"), pursuant to which VCI shall acquire Videoland (the "Acquisition");

     B. As of the date hereof, Videoland owns and operates 78 video retail sale and rental stores operating under the name "Videoland" (all of such stores referred to herein, collectively, as the "Videoland Stores");

     C. VCI owns and operates several chains of video retail sale and rental stores, has extensive experience in the operation of video sale and rental stores and shall own and operate the Videoland Stores upon the consummation of the Acquisition; and

     D. Videoland desires to retain the services of VCI to manage and operate the Videoland Stores.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.  Management of Videoland Stores.  Videoland hereby retains the services
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of VCI to operate and manage the Videoland Stores in accordance with the policies and practices in which VCI operates and manages VCI's own stores and in accordance with the terms and conditions set forth below. VCI agrees to use its best efforts and reasonable diligence to operate and manage the Videoland Stores in the best interests of Videoland, and giving due attention to the economies of scale that can result from the combination of various administrative and operating functions of VCI and of Videoland.

     2.  Term.  The term of this Agreement shall be from October 19, 1998 until
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the closing of the Acquisition of Videoland by VCI; provided, however, this
Agreement may be terminated by either VCI or Videoland (a) after December 31, 1998 by delivering notice of such termination to the other party at least ten business days in advance of such termination; or (b) on or prior to December 31, 1998 if the Merger Agreement is terminated prior thereto in accordance with its terms, by delivering notice of such termination to the other party. Upon any termination of this Agreement, this Agreement shall be of no further force or effect, except that VCI shall be entitled to the Management Fee described below through the date of termination (prorated for a short month as necessary), and the parties shall cooperate with each other, including without limitation the prompt and accurate transfer of books, accounts and records in all forms, as is necessary and appropriate to achieve a smooth transition. Neither this Agreement nor its

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termination shall affect the parties' respective rights and obligations under the Confidentiality Agreement, dated as of October 9, 1998.

     3.  VCI's Authority.  Videoland hereby confers upon VCI the authority to
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operate and manage the Videoland Stores, including, without limitation, the following matters with respect to the Videoland Stores:

         (a) To hire, train, supervise, relocate and discharge employees;

         (b) To select suppliers and distributors and to purchase or lease videocassettes, game cartridges, video players, game equipment, accessories, concessions and other products as may be deemed appropriate by VCI;

         (c) To sell "sell-through" merchandise, consisting of videocassettes, accessories, concessions and other inventory held for sale in the ordinary course of business;

         (d) To negotiate on routine matters with the lessors of the real property of the Videoland Stores;

         (e) To negotiate and enter into agreements necessary or advisable for the operation and management of the Videoland Stores;

         (f) To advertise and market the products and services of the Videoland Stores;

         (g) To implement and manage inventory control and management information systems at the Videoland Stores;

         (h) To collect the revenue of the Videoland Stores; and

         (i) To facilitate the payment of expenses incurred by the Videoland Stores in the ordinary course of business, including but not limited to wages, payroll taxes, rent, utilities, insurance, and the purchase and lease of inventory; provided, however, in no event shall VCI or any of its officers, directors, employees or agents have the authority to execute any checks, arrange for the wire transfers of funds or make any other form of payment on behalf of Videoland without the prior approval or authorization of Videoland, acting through its President or other authorized officer.

     Notwithstanding the foregoing, however, VCI shall have no authority, express or implied, to (i) sign, terminate, amend, assign, sublease, or extend any lease with any existing or potential lessor of any Videoland Store, (ii) enter into or commit Videoland to any contract or arrangement for which Videoland may be obligated in an amount exceeding $10,000 per year in each instance, (iii) enter into any contract or arrangement having a term in excess of one year, or (iv) book new releases, without consulting with and obtaining the prior consent of the President or other authorized officer of Videoland in each instance.

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     4.  Management Compensation.  Videoland hereby agrees to pay VCI for all
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its services in operating and managing the Videoland Stores (the "Management
Services") an amount (collectively, the "Management Fee") equal to $390,000, as a one time set up fee for all of the Videoland Stores, plus nine percent (9%) of the gross revenues (after application of discounts, credits and rebates, if any) actually collected from the operation and management of the Videoland Stores for the period during which VCI manages and operates the Videoland Stores. The Management Fee shall be payable to VCI by Videoland as follows:

         (a) The greater of (i) $25,400 or (ii) four percent (4%) of the gross revenues actually collected from the operation and management of the Videoland Stores, shall be paid weekly on each Tuesday for the Management Services rendered during the preceding week (Monday through Sunday); and

         (b) The difference between the total amount of the Management Fee that is payable under this Section 4 and the amount actually paid under Section 4(a) above shall be payable on or before 60 days after the end of the month in which the Management Services were rendered; provided, however, Videoland shall not be obligated to pay such amount under this Section 4(b) in the event the closing of the Acquisition of Videoland by VCI does not take place on or before December 31, 1998.


     5.  Limit on Liability.  Except as set forth in Section 3 hereof, VCI shall
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have reasonable business judgment discretion with regard to the management and operation of the Videoland Stores, including, but not limited to, the selection and depth of inventory, the staffing, marketing and promotion of the Videoland Stores, hours of operation and all other matters, and Videoland shall have no claim against VCI or its officers, employees, subsidiaries or affiliates based on, arising out of or relating to the revenues or operations of the Videoland Stores during the term of this Agreement, or the financial condition, results of operations, condition of assets, liabilities or prospects of the Videoland Stores, other than claims, expenses and losses arising out of VCI's negligence, willful misconduct or breach of this Agreement.

     6.  Computer Network.  Videoland acknowledges that VCI presently uses the
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Bonafide Management Systems ("Bonafide") computer software for its retail video stores, that various fees are payable to Bonafide under the agreements by which VCI licenses the use of Bonafide's computer software, that the computer software remains the property of Bonafide, and that any right that Videoland may have, now or in the future, to use the Bonafide computer software is entirely dependent upon the written consent of Bonafide. Videoland shall not be required to pay or incur any license, royalty or similar fee to Bonafide or VCI by virtue of this Agreement.

     7.  Financial Reports.  VCI hereby agrees to submit monthly written reports
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to Videoland reporting the gross revenue, operating costs and expenses, income and year-to-date budget variances of the Videoland Stores. Such reports shall be submitted not later than the 15th day of each month, beginning November 15, 1998. VCI agrees to establish and maintain a comprehensive system of current, complete and accurate records, books and accounts as are customary and appropriate for operation and management of retail stores and otherwise

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reasonably satisfactory to Videoland. All records, books and accounts (including invoices and supporting documents and data) will be subject to examination and copying at reasonable hours by Videoland or any authorized representative thereof.

     8.   Compliance with Laws.  VCI will at all times comply with all laws,
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ordinances, rules, regulations and orders applicable to the operation and management of the Videoland Stores. VCI will immediately advise Videoland in writing of any claims or actions made or initiated by any third party or governmental authority with respect to any Videoland Store or Videoland which may come to the attention of VCI.

     9.   Assignability.  Neither this Agreement nor any of the rights or
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obligations hereunder may be assigned by a party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

     10.  Notices.  All notices to VCI shall be addressed to the Chief Financial
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Officer at the principal executive office of VCI, and all notices to other parties shall be addressed to the address on file with VCI, or to such other address as either may designate to the other in writing. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method (with positive confirmation report generated by the sender's machine); the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., FED EX); and upon receipt, if sent by certified or registered mail,
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return receipt requested.

     11.  Attorneys' Fees.  In the event of any legal action or proceeding to
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enforce or interpret the provisions hereof, the prevailing party shall be entitled (in addition to costs) to reasonable attorneys' fees, as determined by the court and, if applicable, the appellate court.

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     12.  Miscellaneous. This Agreement shall be governed by and construed in
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accordance with the laws of the State of California without reference to choice of law provisions. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. This Agreement may not be amended except by a writing signed by each party. The section headings of this Agreement are for convenience of reference only, and shall not be used to construe or interpret any section, term or provision of this Agreement. Time is of the essence in the performance of this Agreement in all particulars. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Management Agreement to be duly executed and delivered as of the date and year first above written.

                                         VIDEO CITY, INC.



                                         By: /s/ Timothy J. Denari
                                            --------------------------------
                                             Timothy J. Denari,
                                             Chief Financial Officer



                                         CIANCI'S VIDEOLAND, INC.



                                         By: /s/ Victor J. Cianci
                                            --------------------------------
                                             Victor J. Cianci,
                                             President

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